UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
November 8, 2006
Date of report (date of earliest event reported)
Innuity, Inc.
(Exact name of registrant as specified in its charter)

Utah	0-29129	87-0370820
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
8644 154th Avenue NE
Redmond, WA 98052
(Address of principal executive offices)(Zip Code)
(425) 497-9909
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On November 8, 2006, Innuity, Inc. entered into an Asset Purchase Agreement with Creditdiscovery, LLC, a Nevada limited liability company, Randall L. Sargent and Ralph H. Smith, to acquire substantially all of the assets of Creditdiscovery. Creditdiscovery develops and delivers web-based credit card processing products and services to the merchant acquiring business, banking and financial institutions. On the same date, Innuity entered into an Asset Purchase Agreement with Acquirint, LLC, a Nevada limited liability company, and Messrs. Sargent and Smith, to acquire substantially all of the assets of Acquirint. Acquirint is currently the only licensed reseller of Creditdiscovery’s merchant accounting system and full-service independent sales organization solutions. Messrs. Sargent and Smith are members of both Creditdiscovery and Acquirint. We agreed to issue 429,000 shares of our common stock for the Creditdiscovery assets, and 25,000 shares of our common stock for the Acquirint assets. We also agreed to assume an aggregate of approximately $95,000 of Creditdiscovery’s and Acquirint’s liabilities.
     The purchase agreements contain customary representations, warranties, and pre-closing and post-closing covenants, including indemnification provisions. The purchase agreements also include the sellers’ covenant not to compete with the acquired business. Messrs. Sargent and Smith have agreed to submit the purchase agreements to the members of Creditdiscovery and Acquirint for approval and to vote their membership interests in favor of approval of the transactions.
     The closing under the purchase agreements is subject to customary conditions, including the approval of the transactions by at least 70% of the membership of Creditdiscovery and Acquirint, as well as the absence of a material adverse change in the Creditdiscovery and Aquirint businesses, and the receipt of certain third party consents. The closing is also subject to our satisfactory completion of business and legal due diligence. Either party may terminate the purchase agreements if the other party’s closing conditions have not been met by December 31, 2006, or for any reason if the closing has not occurred by January 31, 2007.
     The descriptions of the terms of the purchase agreements and the transaction above are not complete and are qualified in their entirety by reference to the full text of the purchase agreements, which are filed as an exhibit to this current report on Form 8-K and incorporated by reference herein.
Item 3.02 Unregistered Sales of Equity Securities.
     In connection with the purchase of substantially all of the assets of Creditdiscovery and Acquirint described in Item 1.01 above, we have agreed to issue an aggregate of 454,000 shares of our common stock to the sellers in the transactions. The shares of common stock were offered and will be sold in reliance on exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and in reliance on similar exemptions under applicable state securities laws.
Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Asset Purchase Agreement, dated November 8, 2006, between Innuity, Inc., Creditdiscovery, LLC, Randall L. Sargent and Ralph H. Smith

10.2	Asset Purchase Agreement, dated November 8, 2006, between Innuity, Inc., Acquirint, LLC, Randall L. Sargent and Ralph H. Smith

99.1	Press release of Innuity, Inc. issued on November 9, 2006

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INNUITY, INC.
Dated: November 13, 2006	By:	/s/ ROBERT K. BENCH
Robert K. Bench
Chief Financial Officer